EXHIBIT 10.16

CINTAS CORPORATION

2003 DIRECTORS’ STOCK OPTION PLAN
AMENDED AND RESTATED APRIL 28, 2004

The purpose of this 2003 Directors’ Stock Option Plan is to advance the interests of Cintas Corporation and its shareholders by affording non-employee members of the Company’s Board of Directors an opportunity to increase their proprietary interest in the Company through the grant of options to purchase Common Stock of Cintas.  Cintas believes that this Plan will benefit Cintas by serving as an incentive to the attraction, retention and motivation of its non-employee directors.

1.                                               Effective Date of the Plan.  This Plan became effective October 14, 2003 as a result of approval by shareholders on that date.

2.                                               Shares Subject to the Plan.  The shares to be issued upon the exercise of the options granted under the Plan shall be shares of Common Stock, no par value, of the Company.  Either treasury or authorized and unissued shares of Common Stock, or both, as the Board of Directors shall from time to time determine, may be so issued.  No shares of Common Stock which are the subject of any lapsed, expired or terminated options may be made available for reoffering under the Plan.

Subject to the provisions of Section 4, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be 100,000 shares.

3.                                               Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors, members of which may also be eligible to participate in the Plan.

Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of such option agreements, consistent with this Plan.  Such agreements need not be uniform.

4.                                               Adjustments to Common Stock and Option Price.

4.1                                 In the event of changes in the outstanding Common Stock of the Company as a result of stock dividends, split-ups, recapitalizations, combinations or exchanges, the number and class of shares of Common Stock authorized to be the subject of options under this Plan and the number and class of shares of Common Stock and option price for each option which is outstanding under the Plan shall be correspondingly adjusted by the Committee.

4.2                                 The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

4.3                                 In the event of the dissolution or liquidation of the Company or any merger, consolidation, exchange, combination or other transaction in which the Company is not the surviving corporation or in which the outstanding shares of Common Stock of the Company are converted into cash, other securities or other property, each outstanding option issued hereunder shall terminate as of a date fixed by the Committee provided that not less than 20 days’ written notice of the date of expiration shall be given to each holder of an option.  Each such holder shall have the right during such period following notice to exercise the option as to all or any part of the option for which it is exercisable at the time of such notice.

5.                                               Eligible Directors; Grant of Options.  An Eligible Director shall be each director of the Company, now serving as a director or elected hereafter, who is not also an employee of the Company.

Each Eligible Director elected as such at the 2003 Annual Meeting of Shareholders shall be granted an option for the purchase of 1,000 shares of Common Stock and, upon each subsequent election as a director, another option for 1,000 shares.  Persons who become Eligible Directors after the effective date of the Plan shall be granted an option for 1,000 shares as a result of their election, whether by shareholders or directors, and upon each subsequent election as a director, another option for 1,000 shares.  All grants shall be made on the date of the event giving rise to the option.  Such grants shall continue until the number of shares provided for in this Plan in Section 2 are exhausted.

6.                                               Price.  The purchase price of the shares of Common Stock which may be acquired pursuant to the exercise of any option granted pursuant to the Plan shall be the last closing sale price reported on the date of grant (“Option Price”).

7.                                               Period of Option.  The term of each option shall be ten years from the date of grant.  Subject to the provisions of Section 3, each option shall become exercisable in four equal annual installments commencing on the first anniversary of the date of grant of the option.  This right of exercise shall be cumulative and shall be exercisable in whole or in part.

8.                                               Exercise of Options.  An option may be exercised by an Eligible Director as to all or part of the shares covered thereby by giving written notice to the Company at its principal office, directed to the attention of its Chief Financial Officer, accompanied by payment of the Option Price in full for shares being purchased.  The payment of the Option Price shall be in cash or such other method of payment as may be determined by the Committee.

9.                                               Conditions of Exercise.  Except as provided below, the holder of an option must be serving as an Eligible Director at the time the option is exercised.  An optionee who ceases to be an Eligible Director for any reason other than death, disability, retirement or removal for cause, may exercise the option at any time within three months after the date of cessation, but only during the ten year option period and only to the extent that the option holder was entitled to exercise the option at the time of such cessation.

Options may be exercised at any time during their ten year option period by a director (or a director’s heirs in the event of death) who retires pursuant to the Company’s mandatory retirement policy for directors or who otherwise retires with Board approval or who dies or who ceases to be an Eligible Director by reason of disability in accordance with the vesting schedule provided in Section 7 as if the Eligible Director’s service had not terminated.  “Disability” is a condition which causes the director to be unable, by reason of any medically determinable physical or mental impairment expected to last for at least 12 months, to engage in essential activities required by a director.

An option held by an Eligible Director who is removed for cause shall terminate immediately upon removal as a director.

The Committee, at its sole discretion, may permit particular holders of options to exercise an option to a greater extent than provided herein.

10.                                         Nontransferability of Options.  No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised during the lifetime of the holder only by him.  Notwithstanding the above, the Committee may establish or modify the terms of an Option to allow the Option to be transferred at the request of the grantee of the Option to trusts established by the grantee or as to which the grantee is a grantor or to family members of the grantee or otherwise for personal and tax planning purposes of the grantee.  If the Committee allows such transfer, such Option shall not be exercisable for a period of six months following the action of the Committee.

11.                                         Rights as a Stockholder.  The holder of an option shall not have any of the rights of a stockholder of the Company with respect to the shares subject to an option until a certificate or certificates for such shares shall have been issued upon the exercise of the option.

12.                                         Amendment and Termination.

12.1                           The Plan shall terminate October 13, 2013 and thereafter no options shall be granted hereunder.  All options outstanding at the time of termination of the Plan shall continue in full force and effect in accordance with and subject to the terms and conditions of the Plan.  The Board of Directors of the Company at any time prior to that date may terminate the Plan or make such amendments to it as the Board of Directors shall deem advisable; provided, however, that except as provided in Section 4, the Board of Directors may not, without shareholder approval, increase the maximum number of shares as to which options may be granted under the Plan or change the class of persons eligible to receive options under the Plan.  No termination or amendment of the Plan may, without the consent of the holder of an option then existing, terminate his or her option or materially and adversely affect rights under the option.

12.2                           This Plan may not be amended more than once every six months other than to conform with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

13.                                         Automatic Termination of Option.  Notwithstanding anything contained herein to the contrary, if at any time a holder of an option granted under this Plan becomes an employee, officer or director of or a consultant to an entity which the Committee determines is a competitor of the Company, such option shall automatically terminate as of the date such conflicting relationship was established regardless of whether such option is exercisable in whole or in part at such time.